EXHIBIT 99.1

Presidio, Inc. Reports Fourth Quarter and Year-End Fiscal 2019 Results

Record Quarterly Revenue, up 9.8% year over year
Quarterly Cash Dividend Declared of $0.04 per share

NEW YORK, Aug. 29, 2019 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) (together with its subsidiaries, “Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers, today announced its financial results for its fiscal fourth quarter and fiscal year ended June 30, 2019.

	Three Months Ended			Fiscal Year Ended
(in $ millions)	June 30, 2019	June 30, 2018	% Chg	June 30, 2019	June 30, 2018	% Chg
		(as adjusted)[1]			(as adjusted)[1]
Total Revenue	$803.2	$731.3	9.8%	$3,026.1	$2,765.2	9.4%
Total Gross Margin	$168.0	$150.4	11.7%	$638.4	$584.0	9.3%
Gross Margin %	20.9%	20.6%	0.3%	21.1%	21.1%	—%
Net Income	$9.9	$14.1	(29.8)%	$35.2	$133.9	(73.7)%
Diluted EPS	$0.11	$0.15	(26.7)%	$0.40	$1.39	(71.2)%
Adjusted EBITDA[2]	$61.8	$57.0	8.4%	$234.8	$223.2	5.2%
Adjusted EBITDA Margin %[2]	7.7%	7.8%	(0.1)%	7.8%	8.1%	(0.3)%
Adjusted Net Income[2]	$35.5	$32.6	8.9%	$135.4	$122.6	10.4%
Pro Forma Adjusted Net Income[3]	$35.5	$32.6	8.9%	$134.2	$126.0	6.5%
Pro Forma Diluted EPS[3]	$0.41	$0.34	20.6%	$1.56	$1.31	19.1%

1 Amounts shown “as adjusted” throughout this release reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

2 This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

3 This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions.  Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

Financial Highlights for the Fiscal Fourth Quarter Ended June 30, 2019

  Revenue - Total revenue was $803.2 million, an increase of 9.8% over prior year, with product revenue up 10.5% and service revenue up 6.7%. Total revenue growth in the quarter was driven by an increase in all three solution areas. Cloud revenue grew 10.5%, Security revenue grew 9.5% and Digital Infrastructure revenue grew 9.8%. The investments in our public cloud initiative, as well as growth in our managed services offerings, drove our recurring revenue in the fourth quarter up 48.3% over the prior year, and recurring revenue now represents 8.0% of our total revenue. We continued to experience accelerating growth in our backlog orders believed to be firm which totaled $787 million as of June 30, 2019, an increase of 34% compared to the prior year period.

  Gross Margin - Our gross margin percentage, product gross margin percentage, and service gross margin percentage were 20.9%, 21.1%, and 20.1%, respectively, as compared to 20.6%, 20.8%, and 19.7% in the prior year. Product margin expansion was led by improved hardware margins and a higher revenue mix of software recognized on a net basis. Service margin expansion was driven by Presidio led services.

  Provision for Income Taxes - The GAAP tax provision rate was 35.3% and the non-GAAP tax provision rate was 23.2%.

  Net Income and Diluted EPS - Net income was $9.9 million and diluted EPS was $0.11. Pro Forma Adjusted Net Income was $35.5 million, an increase of 8.9% over the prior year and Pro Forma Adjusted Diluted EPS was $0.41, an increase of 20.6% over the prior year.

  Adjusted EBITDA - Adjusted EBITDA was $61.8 million, an increase of 8.4% over the prior year, due to gross margin growth of 11.7% partly offset by increases in Selling, General and Administrative (“SG&A”) expenses. Adjusted EBITDA margin was 7.7% which was down 10 basis points compared to the prior year.

Financial Highlights for the Fiscal Year Ended June 30, 2019

  Revenue - Total revenue was $3,026.1 million, an increase of 9.4% over prior year, while product revenue increased 10.9% and service revenue increased 2.9%. Total revenue growth in the period was driven by strong growth in all three of our solution areas. Digital Infrastructure solutions increased 9.8%, Security revenue increased 9.1%, and Cloud revenue increased 8.1%. The success of our public cloud initiative, as well as growth in managed services, drove our recurring revenue up 39% over the prior year. Recurring revenue now represents 7.1% of our total revenue compared to 5.6% of our total revenue for the prior year.

  Gross Margin - Our gross margin percentage, product gross margin percentage and service gross margin percentage were 21.1%, 21.4% and 19.7%, respectively, as compared to 21.1%, 21.2% and 20.7%, respectively, in the prior year. The increase in product gross margins resulted from a higher revenue mix of software recognized on a net basis. The decline in service margins was driven by delays in delivering our service revenue backlog.

  Provision for Income Taxes - The GAAP tax provision rate was 29.9% and the non-GAAP tax provision rate was 21.8%.

  Net Income and Diluted EPS - Net income was $35.2 million and diluted EPS was $0.40. Pro Forma Adjusted Net Income was $134.2 million, an increase of 6.5% over the prior year and Pro Forma Adjusted EPS was $1.56, an increase of 19.1% over the prior year. Strong year-over-year growth was driven by continued deleveraging and the favorable impact of last year's tax reform.

  Adjusted EBITDA - Adjusted EBITDA was $234.8 million, an increase of 5.2% over prior year, due to higher total gross margin partly offset by higher SG&A expenses. Adjusted EBITDA margin was 7.8% compared to 8.1% for the prior year.

Capital Resources and Other Financial Highlights

  Debt - At fiscal year end, cash and cash equivalents were $30.7 million, total long-term debt was $746.6 million comprised entirely of our term loan facility (excluding debt issuance costs) and total net debt was $715.9 million (defined as total long-term debt less cash and cash equivalents), representing 3.0x net total leverage. During the fiscal year ended June 30, 2019, the Company borrowed an additional $160.0 million term loans to repurchase shares of its common stock and the Company voluntarily prepaid an aggregate of $100.0 million in principal amount of its term loans.

  Free Cash Flow - Free Cash Flow in the fourth quarter was $28.5 million compared to $48.3 million in the prior year after $10.7 million of cash outflows for public cloud resale investments. For the fiscal year, Free Cash Flow was $101.7 million after $37.8 million of cash outflows for public cloud resale investments.

  September 2018 Share Repurchase - On September 13, 2018, the Company completed the repurchase of 10,750,000 shares of its common stock from an affiliate of investment funds managed by affiliates of Apollo Global Management, LLC (the “Share Repurchase”) for approximately $160 million, funded with the net proceeds of incremental term loans. The Share Repurchase delivered EPS accretion of 7% for the fiscal year.

  Backlog - As of June 30, 2019, we had firm, executed backlog of $787 million, up 34% over the prior fiscal year, driven by strong growth in both product and service backlog.

  Dividend - On May 8, 2019, the Company declared a quarterly cash dividend of $0.04 per share of Common Stock.  The dividend was paid on July 5, 2019 to stockholders of record as of June 26, 2019. Dividends paid for the quarter to stockholders of record totaled $3.3 million. During the fiscal year, the Company declared $0.16 of cash dividends per share of Common Stock.

Dividend

Presidio announced today that its Board of Directors approved a quarterly cash dividend of $0.04 per share to stockholders. The dividend will be paid on October 4, 2019 to stockholders of record as of the close of business on September 25, 2019. The declaration and payment of future dividends will continue to be subject to the discretion and approval of the Company’s Board of Directors and will be dependent upon, among other things, the Company’s financial position, results of operations and cash flow.

Subsequent Event

On August 14, 2019, the Company announced that it had entered into a definitive agreement to be acquired by funds advised by BC Partners in an all-cash transaction valued at approximately $2.1 billion. Under the terms of the agreement, the Company’s stockholders will receive $16.00 per share in cash upon the closing of the transaction. Closing of the transaction is subject to customary conditions, including approval by the holders of a majority of the outstanding shares of Presidio common stock, expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other required regulatory approvals, including approval from CFIUS. The transaction is currently expected to close in the fourth quarter of calendar year 2019.

Conference Call Information

Due to the previously announced definitive agreement to be acquired by funds advised by BC Partners, a leading international investment firm, Presidio does not plan to host an earnings conference call to discuss fiscal fourth quarter and full-year fiscal 2019 financial results or provide financial guidance.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, "non-GAAP measures," as further described below) in its evaluation of past performance and prospects for the future. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the fiscal year ended June 30, 2018 for:

  the net after-tax interest savings associated with the borrowing of incremental term loans used for the redemption of the senior notes in January 2018, as if the transaction occurred on July 1, 2017; and

  lower after-tax interest expense associated with the term loan repricing completed in January 2018 as if it occurred on July 1, 2017.

We have also provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the fiscal year ended June 30, 2019 for higher after-tax interest expense associated with the incremental term loans used to fund the Share Repurchase that occurred in September 2018, as if the transaction occurred on July 1, 2018.

Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2019, we serve approximately 7,900 middle-market, large, and government organizations across a diverse range of industries. Approximately 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $3.0 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry and risks relating to acquisitions or regulatory changes. Risks relating to Presidio’s previously announced definitive agreement to be acquired by funds advised by BC Partners include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, obtaining the requisite approval of the stockholders of Presidio, risks related to the debt financing arrangements, disruption from the transaction making it more difficult to maintain business and operational relationships, significant transaction costs, unknown liabilities, and the risk of litigation and/or regulatory actions related to the proposed acquisition. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Net Income to Adjusted EBITDA for each of the periods presented is as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
(in millions)		(as adjusted)		(as adjusted)
Adjusted EBITDA Reconciliation:
Net income	$9.9	$14.1	$35.2	$133.9
Total depreciation and amortization (1)	22.8	22.9	90.9	89.5
Interest and other (income) expense	13.0	10.7	51.3	60.5
Income tax expense (benefit)	5.4	3.4	15.0	(79.9)
EBITDA	51.1	51.1	192.4	204.0
Adjustments:
Share-based compensation expense	2.6	1.4	9.5	7.0
Purchase accounting adjustments (2)	0.1	—	0.2	0.3
Transaction costs (3)	1.8	4.5	21.0	10.8
Other costs (4)	6.2	—	11.7	1.1
Total adjustments	10.7	5.9	42.4	19.2
Adjusted EBITDA	$61.8	$57.0	$234.8	$223.2
Adjusted EBITDA % (5)	7.7%	7.8%	7.8%	8.1%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).

(3)  Includes transaction-related expenses such as: stay, retention and earnout bonuses, transaction-related advisory and diligence fees and transaction-related legal, accounting and tax fees.

(4) Includes one-time inventory write-offs, and non-recurring business optimization expenses.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to Total Revenue.

The reconciliation of Net Income to Adjusted Net Income and Pro Forma Adjusted Net Income for each of the periods presented is as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
(in millions)		(as adjusted)		(as adjusted)
Adjusted Net Income reconciliation:
Net income	$9.9	$14.1	$35.2	$133.9
Adjustments:
Amortization of intangible assets	18.8	18.9	75.2	74.4
Amortization of debt issuance costs	0.8	0.9	3.5	4.5
Loss on extinguishment of debt	0.6	—	2.1	14.8
Share-based compensation expense	2.6	1.4	9.5	7.0
Purchase accounting adjustments	0.1	—	0.2	0.3
Transaction costs	1.8	4.5	21.0	10.8
Other costs	6.2	—	11.7	1.1
Revaluation of federal deferred taxes	—	(1.7)	—	(94.1)
Income tax impact of adjustments[1]	(5.3)	(5.5)	(23.0)	(30.1)
Total adjustments	25.6	18.5	100.2	(11.3)
Adjusted Net Income	35.5	32.6	135.4	122.6
Pro Forma Adjustments:
Interest on notes redeemed, net savings	—	—	—	3.3
Interest savings on January 2018 term loan repricing	—	—	—	1.7
Interest expense on September 2018 term loan borrowing	—	—	(1.7)	—
Income tax impact of adjustments	—	—	0.5	(1.6)
Total Pro Forma adjustments	—	—	(1.2)	3.4
Pro Forma Adjusted Net Income	$35.5	$32.6	$134.2	$126.0

(1) Includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions and the remeasurement of deferred tax liabilities due to tax rate changes.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Share count:
Weighted-average shares – basic	82,773,204	92,678,947	84,642,698	91,891,295
Dilutive effect of share-based awards	3,423,946	3,809,223	3,743,520	4,336,283
Weighted-average shares – diluted	86,197,150	96,488,170	88,386,218	96,227,578
Pro Forma share adjustment for share repurchase[1]	—	—	(2,179,452)	—
Total Pro Forma adjustments	—	—	(2,179,452)	—
Pro Forma weighted-average shares – diluted	86,197,150	96,488,170	86,206,766	96,227,578

Diluted EPS	$0.11	$0.15	$0.40	$1.39
Pro Forma Diluted EPS	$0.41	$0.34	$1.56	$1.31

(1) Includes an adjustment to reflect the 10,750,000 shares repurchased during the period as if the repurchase had occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

We define free cash flow as our net cash provided by operating activities adjusted to: (i) include the net change in accounts payable - floor plan, (ii) include the aggregate net cash impact of our leasing business, (iii) include purchases of property and equipment and (iv) exclude cash payments for acquisition-related earnout bonuses.

The following table presents the aggregate net cash impact of our leasing business for the three months and fiscal years ended June 30, 2019 and 2018 (in millions):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Additions of equipment under sales-type and direct financing leases	$(17.0)	$(27.7)	$(139.8)	$(108.3)
Proceeds from collection of financing receivables	0.4	1.1	7.2	4.1
Additions to equipment under operating leases	(1.0)	(0.1)	(1.3)	(1.6)
Proceeds from disposition of equipment under operating leases	0.1	—	0.7	0.7
Proceeds from the discounting of financing receivables	20.2	33.1	161.5	114.6
Retirements of discounted financing receivables	(2.0)	(4.3)	(23.6)	(10.0)
Aggregate net cash impact of leasing business	$0.7	$2.1	$4.7	$(0.5)

The following table presents a reconciliation of Free Cash Flow from net cash provided by operating activities for the three and twelve months ended June 30, 2019 and 2018 (in millions):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$1.4	$49.3	$108.0	$192.0
Adjustments to reconcile to free cash flow:
Net change in accounts payable — floor plan	30.3	0.8	2.1	(54.3)
Aggregate net cash impact of leasing business	0.7	2.1	4.7	(0.5)
Purchases of property and equipment	(3.9)	(3.9)	(15.1)	(14.4)
Payment of acquisition-related earnout bonuses	—	—	2.0	—
Total adjustments	27.1	(1.0)	(6.3)	(69.2)
Free cash flow	$28.5	$48.3	$101.7	$122.8

PRESIDIO, INC. Consolidated Balance Sheets (in millions, except share data)

	As of June 30, 2019	As of June 30, 2018
Assets		(as adjusted)
Current Assets
Cash and cash equivalents	$30.7	$37.0
Accounts receivable, net	674.6	608.7
Unbilled accounts receivable, net	205.3	171.5
Financing receivables, current portion	96.4	88.3
Inventory	25.2	27.7
Prepaid expenses and other current assets	123.1	112.5
Total current assets	1,155.3	1,045.7
Property and equipment, net	36.4	35.9
Financing receivables, less current portion	140.3	116.8
Goodwill	803.7	803.7
Identifiable intangible assets, net	625.1	700.3
Other assets	110.1	33.9
Total assets	$2,870.9	$2,736.3
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	497.7	457.7
Accounts payable – floor plan	212.7	210.6
Accrued expenses and other current liabilities	294.6	228.2
Discounted financing receivables, current portion	93.9	85.2
Total current liabilities	1,098.9	981.7
Long-term debt, net of debt issuance costs	733.8	671.2
Discounted financing receivables, less current portion	131.2	108.6
Deferred income tax liabilities	180.6	180.5
Other liabilities	88.0	34.0
Total liabilities	2,232.5	1,976.0
Commitments and contingencies (Note 13)
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at June 30, 2019 and June 30, 2018	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized; and 82,852,340 and 92,853,983 shares issued and outstanding at June 30, 2019 and June 30, 2018, respectively	0.8	0.9
Additional paid-in capital	500.4	644.3
Retained earnings	137.2	115.1
Total stockholders’ equity	638.4	760.3
Total liabilities and stockholders’ equity	$2,870.9	$2,736.3

PRESIDIO, INC. Consolidated Statements of Operations (in millions, except share and per-share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
		(as adjusted)		(as adjusted)
Revenue
Product	$667.7	$604.3	$2,509.1	$2,262.8
Service	135.5	127.0	517.0	502.4
Total revenue	803.2	731.3	3,026.1	2,765.2
Cost of revenue
Product	527.0	478.9	1,972.5	1,782.6
Service	108.2	102.0	415.2	398.6
Total cost of revenue	635.2	580.9	2,387.7	2,181.2
Gross margin	168.0	150.4	638.4	584.0
Operating expenses
Selling expenses	80.5	72.2	306.4	273.2
General and administrative expenses	35.7	24.1	123.2	101.8
Transaction costs	1.8	4.5	21.0	10.8
Depreciation and amortization	21.7	21.4	86.3	83.7
Total operating expenses	139.7	122.2	536.9	469.5
Operating income	28.3	28.2	101.5	114.5
Interest and other (income) expense
Interest expense	12.5	10.7	49.9	46.0
Loss on extinguishment of debt	0.6	—	2.1	14.8
Other (income) expense, net	(0.1)	—	(0.7)	(0.3)
Total interest and other (income) expense	13.0	10.7	51.3	60.5
Income before income taxes	15.3	17.5	50.2	54.0
Income tax expense (benefit)	5.4	3.4	15.0	(79.9)
Net income	$9.9	$14.1	$35.2	$133.9
Earnings per share:
Basic EPS	$0.12	$0.15	$0.42	$1.46
Diluted EPS	$0.11	$0.15	$0.40	$1.39
Weighted-average common shares outstanding:
Basic	82,773,204	92,678,947	84,642,698	91,891,295
Diluted	86,197,150	96,488,170	88,386,218	96,227,578

PRESIDIO, INC. Consolidated Statements of Cash Flows (in millions)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$1.4	$49.3	$108.0	$192.0
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	(33.3)	—	(42.8)
Proceeds from collection of escrow related to acquisition of business	—	—	—	0.2
Additions of equipment under sales-type and direct financing leases	(17.0)	(27.7)	(139.8)	(108.3)
Proceeds from collection of financing receivables	0.5	1.1	7.2	4.1
Additions to equipment under operating leases	(1.0)	(0.1)	(1.3)	(1.6)
Proceeds from disposition of equipment under operating leases	0.1	—	0.7	0.7
Purchases of property and equipment	(3.9)	(3.9)	(15.1)	(14.4)
Net cash used in investing activities	(21.3)	(63.9)	(148.3)	(162.1)
Cash flows from financing activities:
Proceeds from issuance of common stock under share-based compensation plans	1.4	2.1	5.1	8.0
Common stock repurchased	—	—	(158.6)	—
Dividends paid	(3.3)	—	(9.9)	—
Proceeds from the discounting of financing receivables	20.2	33.1	161.5	114.6
Retirements of discounted financing receivables	(2.0)	(4.3)	(23.6)	(10.0)
Deferred financing costs	—	—	(0.7)	(1.2)
Redemptions and repurchases of senior and subordinated notes	—	—	—	(135.7)
Borrowings on term loans, net of original issue discount	—	—	158.1	138.2
Repayments of term loans	(25.0)	(5.0)	(100.0)	(80.0)
Net change in accounts payable — floor plan	30.3	0.8	2.1	(54.3)
Net cash provided by (used in) financing activities	21.6	26.7	34.0	(20.4)
Net increase (decrease) in cash and cash equivalents	1.7	12.1	(6.3)	9.5
Cash and cash equivalents:
Beginning of the period	29.0	24.9	37.0	27.5
End of the period	$30.7	$37.0	$30.7	$37.0
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$12.2	$8.8	$44.5	$44.8
Income taxes, net of refunds	$1.4	$(9.6)	$17.3	$20.3
Reduction of discounted lease assets and liabilities	$27.8	$22.5	$114.9	$102.7